                                                                EXHIBIT 4.4

                 AMENDMENT NO. 1 TO LOAN AND SECURITY AGREEMENT


                                                            As of April 28, 1997

Congress Financial Corporation
  (Western)
  225 South Lake Avenue
  Pasadena, California 91101

Gentlemen:

                  Congress Financial Corporation (Western) ("Lender") and Bally Gaming, Inc. ("Borrower") have entered into certain financing arrangements pursuant to which Lender may from time to time make loans and advances and provide other financial accommodations to Borrower as set forth in the Loan and Security Agreement, dated as of March 31, 1997, between Lender and Borrower (the "Loan Agreement"), together with various other agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the "Financing Agreements"). All capitalized terms used herein and not otherwise defined herein shall have their respective meanings as set forth in the Financing Agreements.

                  Borrower has requested that Lender agree to amend the Financing Agreements and Lender is willing to agree to such amendments subject to the terms and conditions set forth herein.

                  In consideration of the foregoing, the mutual agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.       Credit Balance

                  (a) Pursuant to the terms and conditions of the Financing Agreements, Borrower may from time to time maintain a credit balance in its loan account with Lender. To the extent of the then immediately available funds of Borrower held by Lender as a credit balance in the loan account of Borrower, Lender shall credit the loan account of Borrower with an amount calculated upon such credit balance at the rate of three and one-half (3 1/2%) percent per annum less than the Prime Rate.

                  (b) Such amount described above with respect to any month shall be credited to the loan account of Borrower monthly on the first day of the succeeding month and shall be calculated on the basis of a three hundred
(360) day year and actual days elapsed. The Prime Rate used to calculate such credit to the loan account of Borrower shall increase or decrease by an amount equal to such increase or decrease in such Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs.

         2. Conditions Precedent. The effectiveness of this Amendment shall be subject to the satisfaction of the following conditions: (a) the receipt by Lender of an original of this Amendment, duly authorized, executed and delivered by Borrower; and (b) no Event of Default shall exist or have occurred and be continuing.

         3. Effect of this Amendment. Except as specifically modified pursuant hereto, no other changes or modifications to the Financing Agreements are intended or implied and, in all other respects, the Financing Agreements are hereby ratified and confirmed by all parties hereto as of the date hereof. To the extent of conflict between the terms of this Amendment and the Financing Agreements, the terms of this Amendment shall control.

         4. Governing Law. This Amendment and the rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the laws of the State of California (without giving effect to principles of conflicts of law).

         5. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

         6. Counterparts. This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

                                         Very truly yours,

                                         BALLY GAMING, INC.



                                         By:  /s/ SCOTT D. SCHWEINFURTH
                                            ------------------------------------
                                         Title:  Treasurer
                                               ---------------------------------

AGREED AND ACCEPTED:

CONGRESS FINANCIAL CORPORATION
    (WESTERN)



By:      ______________________________

Title:   ______________________________







                                      -2-